Exhibit 10.1

Amended and Restated Employment Agreement

By and Between

World Acceptance Corporation

and

Charles D. Walters

Effective

June 1, 2003

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of June 1, 2003, by and between World Acceptance Corporation (the “Company”), a South Carolina corporation, and Charles D. Walters (the “Executive”).

Statement of Purpose

Pursuant to that certain Employment Agreement, dated as of April 1, 1994 (as amended, the “Prior Employment Agreement”), the Company employs the Executive as its Chairman of the Board and Chief Executive Officer. On October 25, 2002, the Board of Directors of the Company (the “Board”), approved a CEO Succession Plan recommended by the Compensation Committee of the Board (the “Committee”) which provided for a transition of the role of Chief Executive Officer of the Company from the Executive to another employee effective on the earlier of (i) the conclusion of the next annual meeting of the shareholders of the Company or (ii) August 31, 2003 (the earlier of such times being referred to herein as the “Transition Date”). As set forth in such CEO Succession Plan and pursuant to authority granted by the Board, the Committee provided written notice to the Executive on December 30, 2002 that the Prior Employment Agreement would not be renewed for an additional three year term after March 31, 2003, but offered instead to extend the Period of Employment (as defined in the Prior Employment Agreement) through the Transition Date. On January 7, 2003, the Executive agreed to such extension of the Period of Employment under the Prior Employment Agreement.

The Committee, as set forth in such CEO Succession Plan and pursuant to authority granted by the Board, has determined that it would be in the best interests of the Company and its shareholders to amend and restate the Prior Employment Agreement to retain the services of the Executive as the Chairman of the Board and Chief Executive Officer of the Company through the Transition Date and thereafter as the Chairman of the Board for the Period of Employment (as defined in Section III.3.1 below) and upon the terms provided in this Agreement. The Executive is willing to amend and restate the Prior Employment Agreement to serve in the employ of the Company in such capacities for said Period of Employment and upon such other terms and conditions as provided in this Agreement.

In consideration of the mutual covenants and promises contained in this Agreement, the parties hereby agree as follows:

SECTION I

EMPLOYMENT

The Company agrees to employ the Executive and the Executive agrees to be employed by the Company, for the Period of Employment as defined in Section III.3.1 below, and based upon the other terms and conditions provided in the Agreement.

SECTION II

POSITION AND RESPONSIBILITIES

During the Period of Employment, as defined in Section III.3.1 below, the Executive agrees to serve the Company in the positions set forth in this Section II. From the date hereof through the Transition Date, the Executive shall serve as the Company’s Chairman of the Board and Chief Executive Officer and be responsible for the general affairs of the Company, reporting only to the Board. From and after the Transition Date, the Executive shall serve as the Chairman of the Board of the Company, reporting only to the Board. The Executive also agrees to serve, if elected, during the Period of Employment as defined in Section III.3.1 below as a Director of the Company and as an Officer and

Director of any subsidiary, affiliate, or parent corporation of the Company (“Affiliates”) which the Board feels is appropriate.

SECTION III

TERMS AND DUTIES

3.1	PERIOD OF EMPLOYMENT

For purposes of this Agreement, the Period of Employment will commence on June 1, 2003 and shall continue through March 31, 2004, subject to extension or termination as provided in this Agreement. Prior to March 31, 2004 or the end of each annual period thereafter, the Company shall review the performance of the Executive, and this Agreement shall be deemed to be approved and extended automatically for an additional one (1) year period on the same terms and conditions, unless either the Company or the Executive gives contrary written notice to the other no less than sixty (60) days prior to the date on which this Agreement would otherwise be extended. Non-renewal shall be deemed a termination of employment as of the end of the Period of Employment. Non-renewal by the Company shall be subject to the severance provisions of Section VIII.8.1, and non-renewal by the Executive shall be subject to the severance provisions of Section VIII.8.3.

3.2	DUTIES

During the Period of Employment and except for illness, incapacity and reasonable vacation and holiday periods, the Executive shall devote all of his business time, attention and skill exclusively to the business and affairs of the Company and its Affiliates. The Executive will not engage in any other business activity, and will perform faithfully the duties which may be assigned to him from time to time by the Board of Directors of the Company. After the Transition Date, the duties assigned to Executive by the Board are expected to primarily consist of, but not be limited to, participation in finance industry trade groups and meetings of the Board and coordinating legislative affairs. Notwithstanding the above, nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for:

3.2.i.	Serving, with prior approval of the Board of Directors of the Company, as a Director or member of a committee or organization involving no actual or potential conflict of interest with the Company or its Affiliates;

3.2.ii.	Delivering lectures and fulfilling speaking engagements;

3.2.iii.	Engaging in charitable and community activities; or

3.2.iv.	Investing his personal assets in investments or business entities in such form or manner that will not violate this Agreement or require services on the part of the Executive in the operation of affairs of the business entities in which those investments are made. These activities will be allowed as long as they do not materially affect or interfere with the performance of the Executive’s duties and obligations to the Company.

SECTION IV

COMPENSATION, BENEFITS, AND PERQUISITES

For all services rendered by the Executive in any capacity during the Period of Employment, including services as an Executive, Officer, Director or Committee Member, the Executive shall be compensated as follows:

4.1	BASE SALARY

The Company shall pay the Executive a fixed base salary (“Base Salary”) at such annual rate as the Compensation Committee deems appropriate; provided, however, that the fixed Base Salary may not be less than $285,000 per year, which shall be the Base Salary on the effective date of this Agreement. Increases in Base Salary, once granted by the Committee, shall not be subject to reduction. Base Salary shall be payable according to the customary payroll practices of the Company. In no event shall Base Salary be payable less frequently than once per calendar month.

4.2	INCENTIVE AWARDS

In recognition of the Executive’s service as Chairman of the Board and Chief Executive Officer through the Transition Date, the Company shall pay a cash incentive compensation payment to the Executive equal to five-twelfths of the annual cash incentive compensation payment that the Executive would have earned under Company’s Executive Incentive Plan for the fiscal year ending March 31, 2004 if the Executive had remained in the position of Chairman of the Board and Chief Executive Officer of the Company through the end of such fiscal year (the “Bonus Payment”). Such compensation payment shall be made to the Executive at the time bonuses generally are payable for such fiscal year under the Executive Incentive Plan. Except for the Bonus Payment, the Company shall have no obligation to make any incentive compensation payments to the Executive after the Transition Date.

4.3	BENEFITS AND PERQUISITES

4.3.i	Salaried Employee Benefits

Except for any incentive compensation plans, Executive will be entitled to participate in all compensation and employee benefit plans and programs and receive all benefits and perquisites for which any salaried employee of the Company is eligible under any plan or program now or later established by the Company for salaried employees. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees as long as such amendment or termination is applicable to all similarly situated salaried employees.

4.3. ii	Supplemental Benefits

The Company also agrees, during the term of this Agreement, to reimburse the Executive for premiums paid by the Executive to purchase $1,000,000 of life insurance coverage, payable to the Executive’s designated beneficiary in the event of his death, provided that such premiums are at competitive rates for such coverage of Executive and the Company is given a reasonable opportunity to review them before they are incurred. The amount paid by the Company to reimburse the Executive for such life insurance premiums shall be increased to completely offset any federal or state income or employment taxes that the Executive is required to pay on such reimbursements. Any such reimbursement shall be paid within thirty (30) days after receipt by the Company of written documentation of payment of such life insurance premiums by Executive; provided, that, within thirty days following the date of this Agreement, the Company shall also reimburse the Executive, in accordance with the foregoing terms of this Section IV.4.3.ii, for any such life insurance premiums paid by the Executive during the period from October 1, 2002 through the date hereof. In addition, during the term of this Agreement, the Company also will provide long-term disability insurance which provides a benefit to the Executive of 60% of the Executive’s Base Salary in effect at the time of disability.

In the event a group long-term disability benefit is provided by the Company for which the Executive becomes eligible, the Executive’s long-term disability benefits under this Agreement will be offset by the benefits payable under the group policy such that combined long-term disability benefits payable under the two plans do not exceed 60% of the Executive’s then current Base Salary.

4.4	AUTOMOBILE

The Company will provide an automobile (including maintenance and insurance expense) of a value commensurate with his position for use by the Executive.

SECTION V

BUSINESS EXPENSES; OFFICE AND ADMINISTRATIVE SUPPORT

The Company will reimburse the Executive for all reasonable travel, entertainment, business and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement. In addition, during the Period of Employment after the Transition Date, and thereafter through March 31, 2006 (or, if earlier, until the Executive is no longer entitled to receive severance payments under Section 8.1 or Section 11.2), the Company will provide (i) a reasonably equipped separate office at a location agreed to by the Company and the Executive and (ii) administrative assistance, in each case, for the Executive’s use in the performance of his duties and obligations under this Agreement.

SECTION VI

DISABILITY

6.1 In the event of disability of the Executive during the Period of Employment, the Company will continue to pay the Executive in accordance with the compensation provisions of this Agreement during the period of his disability. However, in the event the Executive is disabled for a continuous period of ninety (90) days or more, the Company may terminate the employment of the Executive pursuant to this Agreement, and make payments to the Executive under the terms of the long-term disability provisions of this Agreement. In the event the Company terminates the employment of the Executive pursuant to this Section VI, the Company will have no further compensation obligations to the Executive, except for earned but unpaid Base Salary through the date of termination of employment and the Bonus Payment due, if any, pro rated based on the number of days worked between April 1, 2003 and the date of termination of employment if the termination occurs prior to the Transition Date.

6.2 During the period the Executive is receiving payments, either regular compensation or disability payments as described in this Agreement, and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health. During the disability period, the Executive is responsible for reporting directly to the Board of Directors. If the Company fails to make a payment or provide a benefit required as part of the Agreement, the Executive’s obligation to fulfill information and assistance will end.

6.3 The term “disability” will have the same meaning as under the disability benefits to be provided pursuant to this Agreement, or such group disability plan as may be in effect for similarly situated employees at that time. In the event the definition of disability is not consistent, the definition contained in the plan document of such group plan shall control.

SECTION VII

DEATH

In the event of the death of the Executive during the Period of Employment, the Company’s obligation to make payments under this Agreement shall cease as of the date of death, except for Base Salary through the end of the Company’s next normal payroll period and the Bonus Payment due, if any, pro rated based on the number of days worked between April 1, 2003 and the date of death if the Executive’s death occurs prior to the Transition Date. The Executive’s designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided in this Agreement.

SECTION VIII

EFFECT OF TERMINATION OF EMPLOYMENT

Except as otherwise set forth in Sections VI, VII and IX:

8.1 If the Executive’s employment terminates due to a Without Cause Termination, as hereafter defined in this Agreement, the Company will pay the Executive, or in the event of his death, his beneficiary or beneficiaries, severance pay at the annual rate of 100% of his Base Salary as in effect at the time of termination for twenty-four (24) calendar months. In addition, the Company will pay any earned but unpaid Base Salary through the date of termination and the Bonus Payment due, if any, pro rated based on the number of days worked between April 1, 2003 and the date of termination of employment if the termination occurs prior to the Transition Date. All other benefits and perquisites provided for in Section IV.4.3 of this Agreement will be continued for a period of twenty-four (24) calendar months.

If the Executive is entitled to receive cash compensation subject to federal income taxation, or to deferred compensation which would be taxable if not deferred, for other employment or a consulting position with another Company during the above-described period, the payments described in this Agreement will be reduced respectively to the extent that benefits of the kind required by this Agreement are paid as a result of the other employment. In addition, the benefits resulting from the other employment shall be deemed primary coverage for the purposes of coordination of benefits.

8.2 If the Executive’s employment terminates due to a Termination for Cause, as hereafter defined, the Company will pay to the Executive the Base Salary as then in effect through the date of termination. No other payments will be made and the Company will not be obligated to provide any other benefits to or on behalf of the Executive.

8.3 If Executive resigns from employment with the Company or gives notice of non-renewal in accordance with Section III.3.1 hereof, the Company will pay his Base Salary through the date of termination and the Bonus Payment due, if any, pro rated based on the number of days worked between April 1, 2003 and the date of termination of employment if the resignation is effective prior to the Transition Date. No other payments will be made and the Company will not be obligated to provide any other benefits to or on behalf of the Executive.

8.4 Except as otherwise expressly provided in this Agreement, upon termination of the Executive’s employment hereunder, the Company’s obligation to make payments or provide benefits under this Agreement will cease.

SECTION IX

DEFINITIONS

For this Agreement, the following terms have the following meanings:

 9.1 “Termination for Cause” means termination of the Executive’s employment by the Company, by written notice to the Executive, specifying the event relied upon for such termination, due to i. the Participant’s gross misconduct in respect of his duties for the Company, ii. conviction for a felony or perpetration of a common law fraud, iii. failure to comply with applicable laws with respect to the execution of the Company’s business operations, iv. theft, fraud, embezzlement, dishonesty or other conduct which has resulted or is likely to result in material economic damage to the Company or any of its Affiliates, or v. substantial dependence on or addiction to alcohol or use of drugs except those legally prescribed by and administered pursuant to the directions of a practitioner licensed to do so under the laws of the state or country of licensure.

9.2 “Without Cause Termination” means termination of the Executive’s employment by the Company other than due to death or disability and other than Termination for Cause and includes, without limitation, termination of the Executive’s employment by the Company’s giving notice of non-renewal in accordance with Section III.3.1 hereof.

SECTION X

OTHER DUTIES OF THE EXECUTIVE DURING AND

AFTER THE PERIOD OF EMPLOYMENT

During the Period of Employment and for 24 months thereafter:

10.1 The Executive will, with reasonable notice, furnish information as may be in his possession and cooperate with the Company and its Affiliates as may reasonably be requested in connection with any claim or legal actions in which the Company or any of its Affiliates is or may become a party.

10.2 The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company and its Affiliates is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive’s duties under this Agreement.

10.3 The Executive will not, except to the extent reasonably necessary in performance of the duties under this Agreement or except as required by law, give to any person, firm, company, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company or its Affiliates. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company or its Affiliates. The Executive will also use his best efforts to prevent the disclosure of this information by others.

10.4 All records, memoranda, etc. relating to the business of the Company or its Affiliates whether made by the Executive or otherwise coming into his possession are confidential and will remain the property of the Company.

10.5 The Executive will not use his status with the Company or its Affiliates to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship with the Company or its Affiliates.

10.6 The Executive will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of the Company or its Affiliates in any way that will injure the interest of the Company or its Affiliates.

10.7 The Executive, without prior express written approval by the Board, will not directly or indirectly own or hold any proprietary interest in, be employed by, or receive compensation from any party engaged in the same business in the same geographic areas where the Company or its Affiliates conduct business. For the purposes of this Agreement, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise of an equity interest in any privately owned business firm or entity or ownership of more than 5 % of any class of equity interest in a publicly-held corporation.

10.8 The Executive, without express written approval from the Board, will not solicit any then current clients or employees of the Company or its Affiliates or discuss with any employee of the Company or its Affiliates information or operation of any business intended to compete with the Company.

Executive agrees that any obligation of the Company to make any payments to the Executive under the terms of this Agreement, including, without limitation, the Bonus Payment, will cease upon any violation of the preceding paragraphs.

The parties desire that the provisions of Section X be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdictions in which enforcement is sought, and agree that the Company may specifically enforce the terms hereof. If any portion of Section X is judged to be invalid or unenforceable, Section X will be amended to conform to the legal changes so that the remainder of the Agreement remains in effect.

SECTION XI

EFFECTS OF CHANGE OF CONTROL

11.1 In the event there is a Change of Control (as hereafter defined) of the ownership of the Company, the Executive may at any time immediately resign upon written notice to the Company. In this event, the Company will pay the Executive’s Base Salary through the date of termination.

11.2 In the event there is a Change of Control of the Company, and the Executive’s employment is terminated within one year of such Change of Control due to a Without Cause Termination, the Company will pay the Executive severance pay at the annual rate equal to the highest Base Salary of the Executive in effect at any time during the period beginning on the date immediately preceding the occurrence of the Change of Control and ending on the date the Executive’s employment is terminated. Such severance payments shall commence immediately after termination and shall be payable over a period of twenty-four (24) calendar months. In addition, the Company will pay the Bonus Payment due, if any, pro rated based on the number of days worked between April 1, 2003 and the date of termination of employment if the termination occurs prior to the Transition Date. All other benefits and perquisites described in this Agreement will be continued in accordance with the Agreement for twenty-four (24) calendar months from the date of termination of employment. It is understood that, in the event that Executive is entitled to severance payments under this Section 11.2, then such severance payments shall be in lieu of any severance payments to which the Executive would be entitled under Section 8.1. In the event there is a Change of Control of the Company and the Executive’s employment is terminated after the first anniversary of such Change of Control, the Executive’s right to post-termination compensation and benefits shall be determined in accordance with Section VIII hereof.

11.3 Notwithstanding any of the above provisions to the contrary, in no event shall the payment in connection with the Change in Control exceed 2.99 times the Executive’s “base period compensation” as that term is defined in section 280G of the Internal Revenue Code. In the event such payments to the Executive on account of a Change of Control would exceed 2.99 times the Executive’s “base period compensation” then such payments shall be reduced to the extent necessary to avoid any penalty which may be imposed by virtue of section 280G.

11.4 A Change of Control shall be deemed to have occurred if i. a tender offer shall be made and consummated resulting in a change in the ownership of 25% or more of the outstanding voting securities of the Company, ii. the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, other than affiliates (within the meaning of the Securities Exchange Act of 1934) of any party to such merger or consolidation, iii. the Company shall sell substantially all of its assets to another corporation which is not a wholly-owned subsidiary, or iv. a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934, as amended, shall acquire 25% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Securities and Exchange Act of 1934, as amended.

SECTION XII

WITHHOLDING TAXES

The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required to be withheld pursuant to any law or governmental regulation.

SECTION XIII

EFFECT OF PRIOR AGREEMENTS

This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter herein. This Agreement amends, restates and supersedes the Prior Employment Agreement in its entirety as of the date hereof and supersedes any other prior employment agreement between the Company and the Executive, except that this Agreement shall not affect or operate to reduce any benefits or compensation inuring to the Executive of a kind elsewhere provided and not expressly provided in this Agreement.

SECTION XIV

CONSOLIDATION, MERGER, OR SALE OF ASSETS

Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to another corporation or person which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a Consolidation, Merger, or Sale of Assets the term “the Company” as used will mean the other corporation and this Agreement shall continue in full force and effect.

SECTION XV

MODIFICATION

This Agreement may not be modified or amended except in writing signed by both parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

SECTION XVI

GOVERNING LAW

This Agreement has been executed and delivered in the State of South Carolina and its validity, interpretation, performance and enforcement shall be governed by the laws of that state.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of June 1, 2003 by its duly authorized officer and Executive has hereunto set his hand.

“Company”

WORLD ACCEPTANCE CORPORATION

By:	/s/ Ken R. Bramlett, Jr.
Name:	Ken R. Bramlett, Jr.
Title:	Chairman, Governance Committee for the Board

“Executive”
/s/ Charles D. Walters (SEAL)
Charles D. Walters